ACCOUNTING AND ADMINISTRATION AGREEMENT

BETWEEN

OPPENHEIMER LIMITED TERM NEW YORK MUNICPAL FUND

AND

OPPENHEIMER MANAGEMENT CORPORATION

THIS AGREEMENT is made as of the ____ day of January, 1996, by and between OPPENHEIMER LIMITED TERM NEW YORK MUNICIPAL FUND ("Fund"), a Massachusetts business trust, and OPPENHEIMER MANAGEMENT CORPORATION ("Agent"), a Colorado corporation.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Fund wishes to retain the Agent to provide certain Fund accounting and administration services and the Agent is willing to furnish such services;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Fund hereby appoints the Agent to provide certain accounting and administration services for the Fund and as applicable the holders of shares of beneficial interest ("Shares") in the Fund ("Shareholders") for the period and on the terms set forth in this Agreement. The Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 12 of this Agreement. The Fund and the Agent agree that nothing contained in this Agreement is intended to require the Agent to perform any activity specified in Section 3(a)(25) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

2. Delivery of Documents. The Fund has made available to the Agent (or has furnished the Agent with) properly certified or authenticated copies, with all amendments or supplements thereto, of the following documents:

(a) Agreement and Declaration of Trust of the Fund;

(b) By-Laws of the Fund;

(c) Resolutions of the Fund's Board of Trustees appointing the Agent and approving the form of this Agreement; and

(d) Resolutions of the Fund's Board of Trustees designating certain of its officers to give instructions on behalf of the Fund to the Agent and authorizing the Agent to rely upon Proper Instructions (as hereinafter defined).

3. Authorized Persons. Concurrently with the execution of this Agreement, the Fund shall deliver to the Agent a certificate, or such other certificate as may be received by the Agent from time to time, setting forth the names, titles and signatures of such persons authorized to give Proper Instructions (as defined below) or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund ("Authorized Persons"). Such certificate may be accepted and reasonably relied upon by the Agent as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Agent of a similar certificate to the contrary. Upon delivery of a certificate that deletes the name of a person previously authorized to give Proper Instructions, such person shall no longer be considered an Authorized Person.

4. Proper Instructions.

(a) Unless otherwise provided in this Agreement, the Agent shall act only upon Proper Instructions. "Proper Instructions" shall mean: (i) a tested telex from the Fund; (ii) other communications effected directly between electro-mechanical or electronic devices or systems, provided that the Agent and the Fund agree to the use of such device or system; (iii) a written request, direction, instruction or certification signed or initialled on behalf of the Fund by one or more Authorized Persons; or (iv) telephonic or other oral instructions given by any Authorized Person that the Agent reasonably believes to have been given by a person authorized to give such instructions. Proper Instructions may be in the form of standing instructions.

(b) Oral instructions will be confirmed by tested telex or in writing in the manner set forth above by the close of business on the same day that oral instructions are given to the Agent, but the lack of such confirmation shall in no way affect any action taken by the Agent in reasonable reliance upon such oral instructions.

(c) The Agent may assume that any Proper Instructions received hereunder are not in any way inconsistent with any provisions of the Agreement and Declaration of Trust or By-Laws or any vote, resolution or proceeding of the Fund's Shareholders, or of the Board of Trustees or of any committees thereof. The Agent shall be entitled reasonably to rely upon any Proper Instructions actually received by it pursuant to this Agreement. The sole obligation of the Agent with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between said instructions and the original Proper Instruction and to advise the Fund accordingly.

5. Fund Accounting Services.

(a) Daily Activities. The Agent will perform the following accounting functions on a daily basis:

(1) Journalize the Fund's investment, capital share and income and expense activities;

(2) Verify investment buy/sell trade tickets received from the Fund's investment adviser and transmit trades to the Fund for transmittal for proper settlement;

(3) Maintain individual ledgers for investment securities;

(4) Maintain historical tax lots for each security;

(5) Reconcile Share activity and outstanding Share balances with the transfer agent;

(6) Update the cash availability throughout the day as required by the Fund's investment adviser;

(7) Post to and prepare the Fund's Statement of Assets and Liabilities and the Statement of Operations;

(8) Calculate various contractual expenses (e.g., advisory and custody fees);

(9) Monitor the expense accruals and notify Fund management of any proposed adjustments;

(10) Calculate capital gains and losses;

(11) Determine the Fund's net income;

(12) Obtain security market quotations from Quotron Financial Information Services or such other services approved by the Fund's investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund's investment adviser, and in either case calculate the market value of the Fund's investments;

(13) Value the assets of the Fund and compute the net asset value per share of the Fund at such times and dates and in the manner specified in the Fund's current prospectus;

(14) Provide a copy of the daily portfolio valuation to the Fund's investment adviser; and

(15) Compute the Fund's yield, total return, expense ratio, portfolio turnover rate and daily dividend factor and disseminate as agreed upon by the parties hereto.

(b) Monthly Activities. On the first business day following the end of each month, the Fund shall cause the Fund's custodian to prepare and forward to the Agent, within three business days following the end of each such month, a monthly statement of cash and portfolio transactions, which the Agent will reconcile with the Agent's accounts and records maintained for the Fund. Within three business days following the Agent's receipt of the monthly statement provided by the Fund's custodian, the Agent will provide a written report of any discrepancies to the Fund's custodian, and will provide a written report of any unreconciled items to the Fund.

(c) Other Activities. In addition to the foregoing accounting services, the Agent will:

(1) Prepare monthly financial statements, which will include a (i) schedule of investments, (ii) statement of assets and liabilities, (iii) statement of operations, (iv) statement of changes in net assets, (v) cash statement, and (vi) schedule of capital gains and losses;

(2) Prepare quarterly broker security transactions summaries;

(3) Supply various Fund statistical data as reasonably requested by the Fund on an ongoing basis;

(4) Assist in the preparation of support schedules necessary for completion of the Fund's federal, state and, if applicable, excise tax returns;

(5) Assist in the preparation of the Fund's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

(6) Assist in the preparation of the Fund's annual and semi-annual Shareholder reports and any proxy statements;

(7) Assist in the preparation of registration statements on Form N-1A and other filings relating to the registration of the Fund's Shares;

(8) Act as liaison with the Fund's independent certified public accountants and provide account analyses, fiscal year summaries, and other audit related schedules, and take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time; and

(9) Render such other similar services as may be reasonably requested by the Fund.

6. Administration Services. The Agent shall perform the following administration services:

(a) General. The Agent will establish one or more accounts with the Fund's custodian for the prompt deposit of funds received in connection with the Agent's activities hereunder.

(b) Other Duties. The Agent shall prepare Shareholder meeting lists, mail proxies and other material supplied to it by the Fund in connection with Shareholder meetings, receive and tabulate proxies and supervise the activities of the Fund's custodian.

7. Records. The Agent shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended form time to time, pertaining to the services performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Such books and records which are in the possession of the Agent shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Agent's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Agent to the Fund or the Fund's authorized representatives at the Fund's expense.

8. Information to Be Provided to Agent. The Fund shall provide, and shall require each of its agents (including, without limitation, its custodian, transfer agent and distributor) to provide, to the Agent, in a timely fashion all data and information necessary for the Agent to maintain the Fund's accounts, books and records as required by this Agreement.

9. Confidentiality. The Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all books, records and other information relative to the Fund and the Fund's prior, present or potential Shareholders, and not to use such books, records and other information for any purpose other than performance of the Agent's responsibilities and duties hereunder, except, after prior notification to and approval by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

10. Right to Receive Advice.

(a) Advice of the Fund. If the Agent shall be in doubt as to any action to be taken or omitted by it, it may request, and shall promptly receive, from the Fund directions or advice, including Proper Instructions where appropriate.

(b) Advice of Counsel. If the Agent shall be in doubt as to any questions of law involved in any action to be taken or omitted by the Agent, it may request advice from qualified legal counsel of its own choosing, who is acceptable to the Fund.

(c) Protection of the Agent. The Agent shall be protected in any action that it takes or determines not to take in reasonable reliance on any directions, advice or Proper Instructions received pursuant to subsections (a) or (b) of this paragraph. However, nothing in this paragraph shall be construed as imposing upon the Agent any obligation to seek such directions, advice or Proper Instructions, or to act in accordance with such directions, advice or Proper Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to the Agent's properly taking or omitting to take such action. Nothing in this subsection shall excuse the Agent when an action or omission on the part of the Agent constitutes willful misfeasance, willful misconduct, negligence or reckless disregard by the Agent of its duties under this Agreement.

11. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Agent shall at all times conform with all applicable provisions of the Securities Act of 1933, as amended, the 1934 Act and the 1940 Act; any other applicable provisions of state and federal laws, rules and regulations; and the provisions of the Fund's current prospectus, Agreement and Declaration of Trust and By-Laws, all as amended from time to time.

12. Fees and Expenses.

(a) As compensation for the accounting and administration services rendered by the Agent during the term of this Agreement, the Fund will pay to the Agent a minimum annual fee of $16,500, an additional $12,000 for accounting services performed with respect to the first $30,000,000 in net assets and an additional $9,000 for accounting services performed with respect to each $30,000,000 in net assets thereafter.

(b) In addition to the fees paid pursuant to Paragraph 12(a), the Fund agrees to reimburse the Agent for its cash disbursements, expenses and charges in connection with the Agreement (excluding salaries and usual overhead expenses).

(c) The Agent will, on a timely basis, bill the Fund with respect to fees and all amounts for which the Agent is to be reimbursed. The Fund will promptly pay to the Agent the Amount of such billing.

(d) The Agent in its sole discretion may from time to time employ or associate with itself such person or persons as the Agent may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both the Fund and the Agent. The compensation of such person or persons shall be paid by the Agent and no obligation shall be incurred on behalf of the Fund.

13. Responsibility of the Agent. The Agent shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by the Agent in writing. The Agent shall not be liable for any error in judgment or mistake at law for any loss suffered by the Fund in connection with any matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Agent against any liability by reason of willful misfeasance, willful misconduct, or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Agent in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of:

(a) the validity or invalidity or authority or lack thereof of any Proper Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which the Agent reasonably believes to be genuine;

(b) delays or errors or loss of data occurring by reason of circumstances beyond the Agent's control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; or

(c) the accuracy of security market quotations provided to the Agent by Quotron Financial Information Services or such other service or source designated by the Fund's investment adviser, except when the Fund or its investment adviser has given or caused the Agent to be given instructions to utilize a different market value.

In addition, nothing herein shall require the Agent to perform any duties under this Agreement on any day on which the Agent or the New York Stock Exchange, Inc. is closed for business.

14. Standard of Care; Indemnification.

(a) Standard of Care. The Agent shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however, that the Agent shall be held to any higher standard of care that would be imposed upon the Agent by any applicable law, rule or regulation even though such standard of care was not part of the Agreement.

(b) Indemnification by the Fund. The Fund agrees to indemnify and hold harmless the Agent and its nominees from all losses, damages, costs, charges, payments, expenses (including reasonable counsel fees), and liabilities arising directly or indirectly from any action or thing that the agent takes or does or omits to take or do (i) at the request or on the direction of or in reasonable reliance on the written advice of the Fund or (ii) upon Proper Instructions, provided, that neither the Agent nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of the Agent's own willful misfeasance, willful misconduct, negligence or reckless disregard of its duties and obligations specifically described in this Agreement or its failure to meet the standard of care set forth in Paragraph 14(a).

(c) Indemnification by the Agent. The Agent agrees to indemnify and hold harmless the Fund and its nominees from all losses, damages, costs, charges, payments, expenses (including reasonable counsel fees), and liabilities arising out of or attributed to any action or failure or omission to act by the Agent as a result of the Agent's own willful misfeasance, willful misconduct, negligence or reckless disregard of its duties and obligations specifically described in this Agreement.

15. Insurance. The Agent will at all times maintain in effect insurance coverage, including, without limitation, Fidelity Bond and Electronic Data coverage, at levels of coverage consistent with those customarily maintained by other high quality investor servicing agents for registered investment companies and with such policies as the Board of Trustees of the Fund may from time to time adopt.

16. Duration and Termination. This Agreement shall continue until termination by either the Agent or the Fund on sixty days' written notice. In the event that in connection with any such termination a successor to any of the Agent's duties or responsibilities hereunder is designated by the Fund by written notice to the Agent, the Agent will cooperate fully in the transfer of such duties and obligations, including provision for assistance by the Agent's personnel in the establishment of books, records and other data by such successor. The Fund will reimburse the Agent for all reasonable expenses incurred by the Agent in connection with such transfer.

17. Notices. All notices and other communications, including Proper Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices to the Agent shall be addressed to the Agent at Two World Trade Center, New York, New York 10048-0203. Notices to the Fund shall also be addressed to the Fund at Two World Trade Center, New York, New York 10048-0203. All postage, cable, telex, or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

18. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

19. Amendment; Modification; Waiver. This Agreement or any part hereof may be amended, modified or waived only by an instrument in writing signed by both parties hereto.

20. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or two counterparts have been signed and delivered by each of the parties.

22. Limitation on Liability. A copy of the Agreement and Declaration of Trust (including any amendments thereto) of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as trustees and not individually and that the parties agree that obligations of or arising out of this instrument are not binding upon any of the Trustees or officers or Shareholders individually, but binding only upon the assets and property of the Fund.

23. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Proper Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, regulation or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed by their officers designated below on the day and year first above written.

OPPENHEIMER LIMITED TERM NEW YORK MUNICPAL FUND

By: __________________________

OPPENHEIMER MANAGEMENT CORPORATION

By: _____________________________

Andrew J. Donohue

Executive Vice President

1. Appointment 1

2. Delivery of Documents 1

3. Authorized Persons 1

4. Proper Instructions 2

5. Fund Accounting Services 2

6. Administration Services 4

7. Records 7

8. Information to Be Provided to Agent 7

9. Confidentiality 7

10. Right to Receive Advice 8

11. Compliance with Applicable Requirements 8

12. Fees and Expenses 8

13. Responsibility of the Agent 9

14. Standard of Care; Indemnification 9

15. Insurance 10

16. Duration and Termination 10

17. Notices 10

18. Further Actions 10

19. Amendment; Modification; Waiver 10

20. Assignment 10

21. Counterparts 11

22. Limitation on Liability 11

23. Miscellaneous 11

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